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                         STATE OF DELAWARE
                    CERTIFICATE OF AMENDMENT OF
                    CERTIFICATE OF INCORPORATION

     FIRST: That at a meeting of the Board of Directors of Maverick Tube Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending that the amendment be proposed to the stockholders for approval at the Annual Meeting. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board hereby approves, adopts and declares advisable a proposal to amend Article Fourth of the Certificate of Incorporation (the "Amendment Proposal") to increase the authorized number of shares of Common Stock from twenty million to forty million, such Article Fourth, as amended, to read in its entirety as follows:

     "FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Capital Stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the amendment was proposed to the stockholders at a meeting of the stockholders of said corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and of said corporation's certificate of incorporation and by-laws.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Maverick Tube Corporation has caused this certificate to be signed by Pamela G. Boone, an Authorized Officer, this 1st day of September, 1998.


                            By: /s/ Pamela G. Boone
                               -----------------------------------------
                               Pamela G. Boone